Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of the MFS Emerging Markets Equity
Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
Number of Shares
Nominee                      For                 Withhold Authority
Jeffrey L. Shames          2,920,609.542           40,763.600
John W. Ballen             2,920,609.542           40,763.600
Lawrence H. Cohn           2,917,858.534           43,514.608
J. David Gibbons           2,920,258.983           41,114.159
William R. Gutow           2,920,609.542           40,763.600
J. Atwood Ives             2,920,609.542           40,763.600
Abby M. O'Neill            2,920,108.381           41,264.761
Lawrence T. Perera         2,920,609.542           40,763.600
William J. Poorvu          2,920,609.542           40,763.600
Arnold D. Scott            2,920,609.542           40,763.600
J. Dale Sherratt           2,918,059.578           43,313.564
Elaine R. Smith            2,918,059.578           43,313.564
Ward Smith                 2,917,507.976           43,865.166
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 2,137,715.034
Against 49,055.274
Abstain 85,106.834
Broker Non-votes 689,496.000
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 2,107,219.106
Against 68,119.774
Abstain 96,538.262
Broker non-votes 689,496.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 2,848,721.385
Against 38,912.787
Abstain 73,738.970
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending May 31, 2002.
Number of Shares
For 2,879,732.696
Against 31,114.397
Abstain 50,526.049